EXHIBIT 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Signs Offtake Agreement with Delta Air Lines for 250 Million Gallons of Sustainable Aviation Fuel

CUPERTINO, CA – September 30, 2021 – Aemetis, Inc. (NASDAQ: AMTX), a renewable fuels company focused on negative carbon intensity products, announced today that an offtake agreement has been signed with Delta Air Lines for 250 million gallons of blended fuel containing sustainable aviation fuel (“SAF”) to be delivered over the 10 year term of the agreement. The aggregate value of the agreement is estimated to be more than $1 billion, including LCFS, RFS, 45Q and tax credits.

Sustainable aviation fuel provides significant environmental benefits compared to petroleum jet fuel, including a lower lifecycle carbon footprint. Delta’s agreement with Aemetis builds on Delta’s current effort for a future of net zero aviation, which includes committing to airline carbon-neutrality from March 2020 onward, aspiring to replace 10 percent of its conventional jet fuel consumption with sustainable aviation fuel (SAF) by the end of 2030 and committing to set science-based targets aligned with the Paris Agreement.

The sustainable aviation fuel is expected to be produced by the Aemetis renewable jet/diesel plant under development on a 125 acre former U.S. Army Ammunition production plant site in Riverbank, California. The blended sustainable aviation fuel is expected to be available for use by Delta starting in 2024.

“When Delta committed to being carbon neutral, we also committed to continued investment and collaboration with others in the industry,” said Amelia DeLuca, Delta’s managing director of sustainability. “This supply agreement is an important step toward the expansion of SAF, which is not only important in helping us achieve our net-zero aviation goals, but also in supporting our customers to achieve their own sustainability goals.”

“The 90 million gallon per year Aemetis Carbon Zero sustainable aviation fuel and renewable diesel plant under development in two phases in Riverbank, California is designed to produce below zero carbon intensity renewable fuels by utilizing cellulosic hydrogen from waste forest and orchard wood along with onsite CO2 carbon sequestration capacity,” said Eric McAfee, Chairman and CEO of Aemetis.

Powered by 100% renewable electricity, the Aemetis Carbon Zero plant design utilizes cellulosic hydrogen made from carbon negative waste wood. The below zero carbon intensity, cellulosic hydrogen then is used to hydrotreat vegetable or other renewable oils to produce aviation and diesel fuel. The process technology is licensed from Axens (France), a global technology provider to the oil and chemical industries.

To further reduce carbon intensity, the Aemetis Carbon Zero production process includes injecting CO2 from the production plant into a sequestration well at the Riverbank plant site to permanently capture an estimated 200,000 metric tonnes per year of CO2.

About Aemetis

Aemetis has a mission to transform renewable energy with below zero carbon intensity transportation fuels. Aemetis has launched the Carbon Zero production process to decarbonize the transportation sector using today’s infrastructure.

Aemetis Carbon Zero products include zero carbon fuels that can “drop in” to be used in airplane, truck, and ship fleets. Aemetis low-carbon fuels have substantially reduced carbon intensity compared to standard petroleum fossil-based fuels across their lifecycle.

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the Carbon Zero sustainable aviation fuel (SAF) and renewable diesel fuel biorefineries in California to utilize distillers corn oil and other renewable oils to produce low carbon intensity renewable jet and diesel fuel using cellulosic hydrogen from waste orchard and forest wood, while pre-extracting cellulosic sugars from the waste wood to be processed into high value cellulosic ethanol at the Keyes plant. Aemetis holds a portfolio of patents and exclusive technology licenses to produce renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our ability to commercialize and scale the licensed patented technology, the ability to obtain sufficiently low Carbon Intensity score to achieve below zero transportation fuel, the development of the Carbon Zero Project, the development of the Carbon Sequestration Project and the ability to access the funding required to execute on the plant construction and operations. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent filings with the SEC. Risks and uncertainties with respect to any forward-looking statements regarding Delta and its business include, but are not limited to, those described in Delta’s filings with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021.We and Delta are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.